Exhibit 99.l.1



                      UBS GLOBAL ASSET MANAGEMENT (US) INC.
                               51 WEST 52ND STREET
                             NEW YORK, NY 10019-6114




                                                              August 29, 2003



SMA Relationship Trust
51 West 52nd Street
New York, NY  10019-6114


Ladies and Gentlemen:

         We are writing with regard to our purchase of 500,000 shares of beneficial interest of SMA Relationship Trust - Series M at a price of $10.00 per share. This is to advise you that these shares were purchased for investment purposes only and, as of the date hereof, we have no present intention of selling these shares.


                                                      Sincerely yours,


                                                      /s/ Mark Carver
                                                      Mark Carver
                                                      Executive Director